Exhibit (i)(56)

June 2, 2017

Janus Investment Fund

151 Detroit Street

Denver, CO 80206-4805

Re: Public Offering of:	Janus Henderson Strategic Income Fund
Janus Henderson Dividend & Income Builder Fund
Janus Henderson All Asset Fund
Janus Henderson International Long/Short Equity Fund
Janus Henderson International Small Cap Fund
Janus Henderson Global Equity Income Fund
Janus Henderson Emerging Markets Fund
Janus Henderson International Opportunities Fund
Janus Henderson European Focus Fund
Janus Henderson U.S. Growth Opportunities Fund
(together, the “Funds”)

Ladies and Gentlemen:

I have acted as Vice President and Chief Legal Counsel for Janus Investment Fund, a Massachusetts business trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission of a post-effective amendment to the Trust’s registration statement with respect to the proposed sale of Class A, Class C, Class I, Class D, Class S, Class T Shares, and Class N Shares of beneficial interest, $0.01 par value, of each Fund, and the proposed sale of Class R Shares of beneficial interest, $0.01 par value, of Janus Henderson International Opportunities Fund (the “Shares”).

I have examined the Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws, each as may be further amended, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and such other records and documents as I have deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Shares in the manner contemplated by the aforesaid post-effective amendment to the Trust’s registration statement, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. This opinion is for the exclusive use of the Trust in connection with the filing of such post-effective amendment to the Trust’s registration statement to establish and designate the Fund and its Shares with the Securities and Exchange Commission (and certain state securities commissions) and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

Very truly yours,

/s/ Kathryn Santoro

Kathryn Santoro

Chief Legal Counsel, Vice President

and Secretary